Exhibit 99.4

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5,2014, the Company has updated operating results for all periods covered in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (as filed with the Securities and Exchange Commission on May 15, 2013) (the “2013 10-Q”), in order to reflect retrospective reclassification of results for its Jinan Guangdian Jia He Broadband, Ltd. operations in discontinued operations. The Management’s Discussion and Analysis of Financial Condition and Results of Operations that follows revises the information included in the 2013 10-Q in order to reflect this retrospective reclassification and should be read in conjunction with the updated financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on February 5, 2014.

Cautionary Note Regarding Forward Looking Statements

This Form 10-Q contains “forward-looking” statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking words such as "may", "will", "expect", "anticipate", "estimate", "believe", "continue", or other similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, these forward-looking statements are not guarantees of future performance and actual results may differ materially from the expectations that are expressed, implied or forecasted in any such forward-looking statements. There may be events in the future that we are unable to accurately predict or control, including weather conditions and other natural disasters which may affect demand for our products, and the product–development and marketing efforts of our competitors. Examples of these events are more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 under Part I. Item 1A. Risk Factors.

Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the Company files from time to time with the SEC, particularly its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K , Current Reports on Form 8-K and all amendments to those reports.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following management’s discussion and analysis should be read in conjunction with our unaudited consolidated financial statements and the notes thereto and the other financial information appearing elsewhere in this report. In addition to historical information, the following discussion contains certain forward-looking information. See “Cautionary Note Regarding Forward Looking Statements” above for certain information concerning those forward looking statements.

Overview

We operate in the Chinese media segment, through our Chinese subsidiaries and VIEs a business which provides integrated value-added service solutions for the delivery of VOD and enhanced premium content for cable providers. .

Through our VIE, Sinotop, and it’s 80% owned operating joint venture Zhong Hai Video, we provide integrated value-added service solutions for the delivery of VOD, and enhanced premium content for cable providers. Zhong Hai Video's revenue will be derived primarily from a VOD model, consisting of a fee to view movies, popular titles and live events. At year end our VOD product was implemented on a limited basis for testing. Our product launch occurred in conjunction with the Chinese New Year halfway through our first quarter of 2013. Results were minimal during the initial promotional period.

As discussed further below under Discontinued Operations, the operating results of Jinan Broadband have been retrospectively reclassified as discontinued operations.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy. We operate in China and derive all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our supplies and our other expenses. China has experienced significant economic growth, achieving an average annual growth rate of approximately 10% in gross domestic product from 1996 through 2011. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

  PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country ,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. We could potentially benefit if the stimulus plan injects funds into cable infrastructure allowing access to our PPV network.

  Deployment of Value-added Services. To augment our product offerings and create other revenue sources, we work with strategic partners to deploy value-added services to our cable customers. Value-added services, including but not limited to the synergies created by the additions of our new assets, will become a focus of revenue generation for our company. No assurance can be made that we will add other value-added services, or if added, that they will succeed.

Taxation

United States

YOU On Demand Holdings, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as YOU On Demand Holdings, Inc. had no income taxable in the United States.

Cayman Islands

CB Cayman was incorporated in the Cayman Islands. Under the current law of the Cayman Islands, it is not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiary, Sinotop Hong Kong, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% .. No provision for Hong Kong Profits Tax has been made as Sinotop Hong Kong has no taxable income.

The People’s Republic of China

Under the EIT Law, our Chinese subsidiaries and VIEs are subject to an earned income tax of 25.0% .

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments to determine if there will be any change in the statutory income tax rate.

Consolidated Results of Operations

Comparison of Three Months Ended March 31, 2013 and 2012

In order to provide a more meaningful comparison of our financial results, our presentation of the Company’s Consolidated Results of Operations utilizes Pro Forma 2012 financial information to exclude the impact of Shandong Media which was deconsolidated effective July 1, 2012.

YOU On Demand Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	March 31, 2013 (Unaudited)			March 31, 2012 (Unaudited)
	As Previously	Discontinued	Currently	As Previously	Discontinued	Currently
	Reported	Operations	Reported	Reported	Operations	Reported

Revenue	$1,312,061	$1,311,123	$938	$2,037,579	$1,273,511	$764,068
Cost of revenue	1,732,500	883,915	848,585	1,792,021	831,793	960,228
Gross (loss) profit	(420,439)	427,208	(847,647)	245,558	441,718	(196,160)

Operating expense:
Selling, general and administrative expenses	2,208,721	306,342	1,902,379	2,746,438	335,237	2,411,201
Professional fees	326,428	143	326,285	412,377	-	412,377
Depreciation and amortization	656,743	363,910	292,833	1,231,314	689,958	541,356
Total operating expense	3,191,892	670,395	2,521,497	4,390,129	1,025,195	3,364,934
				-
				-
Loss from operations	(3,612,331)	(243,187)	(3,369,144)	(4,144,571)	(583,477)	(3,561,094)

Interest & other income / (expense)
Interest income	950	601	349	2,713	1,525	1,188
Interest expense	(30,369)	(660)	(29,709)	(1,673)	(419)	(1,254)
Change in fair value of warrant liabilities	(25,405)	-	(25,405)	-	-	-
Change in fair value of contingent consideration	(41,648)	-	(41,648)	(712,065)	-	(712,065)
Loss on investment in unconsolidated entities	(2,994)	-	(2,994)	(4,192)	-	(4,192)
Other	(1,181)	-	(1,181)	(179)	-	(179)

Loss before income taxes and non-controlling interests	(3,712,978)	(243,246)	(3,469,732)	(4,859,967)	(582,371)	(4,277,596)
	-			-
Income tax benefit	37,811	6,671	31,140	75,438	5,420	70,018

Loss from continuing operations	(3,675,167)	(236,575)	(3,438,592)	(4,784,529)	(576,951)	(4,207,578)

Net loss from discontinued operations	-	236,575	(236,575)	-	576,951	(576,951)

Net loss	(3,675,167)	-	(3,675,167)	(4,784,529)	-	(4,784,529)
				-
Plus: Net loss attributable to noncontrolling interests	330,402	-	330,402	564,457	-	564,457

Net loss attributable to YOU on Demand common shareholders	$(3,344,765)	$-	$(3,344,765)	$(4,220,072)	$-	$(4,220,072)

Basic loss per share
Loss from continuing operations	$(0.23)	$0.02	$(0.21)	$(0.40)	$0.06	$(0.34)
Loss from discontinued operations	-	(0.02)	(0.02)	-	(0.06)	(0.06)
Basic loss per shares	$(0.23)	$-	$(0.23)	$(0.40)	$-	$(0.40)

Diluted loss per share
Loss from continuing operations	$(0.23)	$0.02	$(0.21)	$(0.40)	$0.06	$(0.34)
Loss from discontinued operations	-	(0.02)	(0.02)	-	(0.06)	(0.06)
Diluted loss per shares	$(0.23)	$-	$(0.23)	$(0.40)	$-	$(0.40)

Weighted average shares outstanding
Basic	14,602,196		14,602,196	10,467,526		10,467,526
Diluted	14,602,196		14,602,196	10,467,526		10,467,526

		Pro Forma Comparisons
		Three Months Ended
	Currently	Shandong Media	Currently
	Reported	3 months	Reported
	March 31,		Pro Forma
	2012		March 31,
			2012
			(excluding
			Shandong Media)

Revenue	$764,000	$764,000	$-
Cost of revenue	960,000	646,000	314,000
Gross profit	(196,000)	118,000	(314,000)

Operating expense:
Selling, general and administrative expenses	2,411,000	491,000	1,920,000
Professional fees	413,000	-	413,000
Depreciation and amortization	541,000	31,000	510,000
Total operating expense	3,365,000	522,000	2,843,000

Loss from operations	(3,561,000)	(404,000)	(3,157,000)

Interest & other income / (expense)
Interest income	1,000	-	1,000
Interest expense	(1,000)	-	(1,000)
Change in fair value of contingent consideration	(712,000)	-	(712,000)
Loss on investment in unconsolidated entities	(4,000)	-	(4,000)
Other	-	-	-

Loss before income taxes and noncontrolling interests	(4,277,000)	(404,000)	(3,873,000)

Income tax benefit	70,000	4,000	66,000

Net loss from continuing operations	(4,207,000)	(400,000)	(3,807,000)

Net loss from discontinued operations	(577,000)	-	(577,000)

Net loss	(4,784,000)	(400,000)	(4,384,000)

Net loss attributable to noncontrolling interests	564,000	200,000	364,000

Net loss attributable to YOU On Demand shareholders	$(4,220,000)	$(200,000)	$(4,020,000)

	Three Months Ended
	Currently	Currently
	Reported	Reported
	March 31,	March 31,	Amount	%
	2013	2012	Change	Change
		(Pro Forma)

Revenue	$1,000	$-	$1,000	-
Cost of revenue	849,000	314,000	535,000	170%
Gross loss	(848,000)	(314,000)	(534,000)	170%

Operating expense:
Selling, general and administrative expenses	1,902,000	1,920,000	(18,000)	-1%
Professional fees	326,000	413,000	(87,000)	-21%
Depreciation and amortization	293,000	510,000	(217,000)	-43%
Total operating expense	2,521,000	2,843,000	(322,000)	-11%

Loss from operations	(3,369,000)	(3,157,000)	(212,000)	7%

Interest & other income / (expense)
Interest income	-	1,000	(1,000)	-100%
Interest expense	(30,000)	(1,000)	(29,000)	2900%
Change in fair value of warrant liabilities	(25,000)	-	(25,000)	-
Change in fair value of contingent consideration	(42,000)	(712,000)	670,000	-94%
Loss on investment in unconsolidated entities	(3,000)	(4,000)	1,000	-25%
Other	(1,000)	-	(1,000)	-

Loss from continuing operations before income taxes and noncontrolling interests	(3,470,000)	(3,873,000)	403,000	-10%

Income tax benefit	31,000	66,000	(35,000)	-53%

Net loss from continuing operations	(3,439,000)	(3,807,000)	368,000	-10%

Net loss from discontinued operations	(236,000)	(577,000)	341,000	-59%

Net loss	(3,675,000)	(4,384,000)	709,000	-16%

Net loss attributable to noncontrolling interests	330,000	364,000	(34,000)	-9%

Net loss attributable to YOU On Demand shareholders	$(3,345,000)	$(4,020,000)	$675,000	-17%

Revenues

Revenues for the three months ended March 31, 2013, totaled $1,000, as compared to $0 for 2012. Our revenue in both 2013 and 2012 represents the development of our VOD business which we expect to begin generating increased revenue in future periods.

Gross (loss) Profit

Our gross loss for the three months ended March 31, 2013 was $(848,000), as compared to $(314,000) during 2012. The increase in gross loss of approximately $534,000, or 170%, is mainly due to the amortization of content costs related to our VOD business.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses for the three months ended March 31, 2013, decreased approximately $18,000 to $1,902,000, as compared to $1,920,000 for the three months ended March 31, 2012.

Salaries and personnel costs are the primary components of selling, general and administrative expenses. For the three months ended March 31, 2013, salaries and personnel costs accounted for 61% of our selling, general and administrative expenses. For the three months ended March 31, 2013, salaries and personnel costs totaled $1,164,000, a decrease of $119,000, or 10%, as compared to $1,283,000 for the same period of 2012. The decrease is due to ongoing cost reductions.

The other major components of our selling, general and administrative expenses include marketing and promotions, technology, rent and travel. For the three months ended March 31, 2013, these costs totaled $470,000, an increase of $204,000, or 77% as compared to $266,000 in 2012. The increase is mainly due to the growth and development of our VOD business.

Professional Fees

Professional fees are generally related to public company reporting and governance expenses as well as legal fees related to our VOD business. Our costs for professional fees decreased $87,000, or 21%, to $326,000 for the three months ended March 31, 2013, from $413,000 during 2012. The decrease in professional fees was primarily due to a reduction in legal fees.

Depreciation and Amortization

Our depreciation expense increased $6,000, or 10%, to $68,000 in the three months ended March 31, 2013, from $62,000 during 2012.

Our amortization expense decreased $221,000, or 50%, to $225,000 in the three months ended March 31, 2013, from $446,000 during 2012. The decrease is due to Sinotop Hong Kong Non-compete Agreement having been fully amortized as of January 2013.

Discontinued Operations

On May 20, 2013, we entered into an Equity Transfer Agreement with Shandong Broadcast Network (“Shandong Broadcast”) pursuant to which the parties conditionally agreed to the sale to Shandong Broadcast of our 51% equity interest in Jinan Broadband. The sale of Jinan Broadband was completed on July 31, 2013. As discussed in our Current Report on Form 8-k filed with the SEC on February 5, 2014 we have updated operating results for all periods covered in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (as filed with the Securities and Exchange Commission on May 15, 2013), in order to reflect retrospective reclassification of results for its Jinan Guangdian Jia He Broadband, Ltd. operations in discontinued operations. Included in our operating results for Jinan Broadband was a charge for impairment on long lived assets for $840,000. Our Jinan Broadband business was sold in order to focus on our core VOD business and help with cash flow needs.

Change in Fair value of Warrant Liabilities

Our warrants are characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a loss of $25,000 for the three months ended March 31, 2013 (none in 2012). The loss is primarily due to the increase in our closing stock price.

Change in Fair Value of Contingent Consideration

Our contingent consideration related to our acquisition of Sinotop Hong Kong is classified as a liability because the earn-out securities do not meet the fixed-for-fixed criteria under ASC 815-40-15. Further, ASC 815-40-15 requires us to re-measure at the end of every reporting period with the change in value reported in the statement of operations and, accordingly, we reported a loss of approximately $42,000 and $712,000 for the three months ended March 31, 2013 and 2012, respectively. The loss is primarily due to increases in our closing stock price.

Net Loss Attributable to Non-controlling Interest

49% of the operating loss of our Jinan Broadband subsidiary is allocated to Shandong Broadcast (previously Jinan Parent), the 49% co-owner of this business. During the three months ended March 31, 2013, $116,000 of our operating losses from Jinan Broadband was allocated to Jinan Parent, as compared to $283,000 during the same period of 2012. Effective July 31, 2013, the Company sold its 51% interest in Jinan Broadband.

20% of the operating loss of our Zhong Hai Video joint venture is allocated to Hua Cheng, our 20% joint venture partner. During the three months ended March 31, 2013, 217,000 of our operating loss from Zhong Hai Video was allocated to Hua Cheng, as compared to $81,000 during the same period of 2012.

Liquidity and Capital Resources

As of March 31, 2013, we had cash and cash equivalents of approximately $1,439,000. Approximately $397,000 is held in our Chinese subsidiaries. The company has no plans to repatriate these funds. We had a working capital deficit at March 31, 2013, of approximately $9,215,000.

The following table provides a summary of our net cash flows from operating, investing, and financing activities.

	Three Months Ended
	March 31,	March 31,
	2013	2012
	(unaudited)	(unaudited)
Net cash used in operating activities	$(2,016,000)	$(2,402,000)
Net cash used in investing activities	(263,000)	(292,000)
Net cash provided by financing activities	-	-
Effect of exchange rate changes on cash	1,000	36,000
Net decrease in cash and cash equivalents	(2,278,000)	(2,658,000)

Total cash and cash equivalents at beginning of period	4,381,043	7,519,574
Less cash and cash equivalents of discontinued operations at beginning of period	1,103,152	1,086,627
Cash and cash equivalents of continuing operations at beginning of period	3,277,891	6,432,947

Total cash and cash equivalents at end of period	2,103,000	4,862,000
Less cash and cash equivalents of discontinued operations at end of period	664,000	1,149,000
Cash and cash equivalents of continuing operations at end of period	$1,439,000	$3,713,000

Operating Activities

The increase in cash used in operating activities relates to corporate and operational costs incurred primarily in the development of our VOD business.

Investing Activities

Cash used in investing activities for the three months ended March 31, 2013 and 2012 was used primarily for (i) additions to property and equipment of $242,000 and $162,000, respectively, and (ii) investments in intangibles of $20,000 and $104,000, respectively.

Financing activities

We anticipate that we will need to raise additional funds to fully implement our business model and related strategies. We believe we have the ability to raise funds by various methods including utilization of our $50 million shelf registration as well as other means of financing. The fact that we have incurred significant continuing losses and continue to rely on debt and equity financings to fund our operations to date, could raise substantial doubt about our ability to continue as a going concern. The unaudited consolidated financial statements included in this report have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. As of March 31, 2013 the Company has an accumulated operating loss of approximately $62 million.

The Company’s independent registered public accounting firm’s report of the financial statements for year ended December 31, 2012, contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Effects of Inflation

Inflation and changing prices have had an effect on our business and we expect that inflation or changing prices could materially affect our business in the foreseeable future. Our management will closely monitor the price change and make efforts to maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Critical Accounting Policies and Significant Judgments and Estimates

The discussion and analysis of our financial condition and results of operation are based upon our unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 includes a summary of our most significant accounting policies.

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, income taxes, stock-based compensation and contingent liabilities. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Periodically, we review our critical accounting estimates with the Audit Committee of our Board of Directors.